Exhibit 99.1

SkyPostal Networks Announces 2008 Third Quarter Financial Results

MIAMI and SANTIAGO – November 14, 2008 – SkyPostal Networks, Inc. (OTC BB: SKPN), the largest private postal network in Latin America, today reported financial results for the third quarter ended September 30, 2008.

Third Quarter and Recent Company Highlights

•	Reported third quarter revenue increase year-over-year to approximately $2.2 million and a net loss of $0.02 per basic and diluted share.

•	Entered the cross-border parcel post market with the launch of PuntoMio.com, an online shopping facilitator.

•	Initiated PosTrac GPS addressing and mail tracking system prototype production in Colombia.

•	Expanded mail processing capabilities in the North Eastern U.S. with Newark International Airport hub opening.

•	Signed a distribution agreement with Deutsche Post’s DHL Global Mail to extend its wholesale postal mail delivery network to Europe.

•	Completed reverse merger, changed Company name to SkyPostal Networks and ticker symbol to SKPN.

“Through our established private postal network, we are well positioned to grow our business and capitalize on the international postal market opportunities in the Latin America-Caribbean (LAC) region as well as the emerging private postal European market,” said Albert Hernandez, SkyPostal President and CEO. “We are making steady progress toward our growth strategy to expand our market reach and strengthen our business.

“In October, we entered the estimated $1.8 billion cross-border parcel post delivery market through the introduction of PuntoMio.com. PuntoMio.com facilitates U.S. Internet shopping by offering foreign consumers a U.S. address to receive Internet purchases, and providing low-cost trackable, cross-border parcel post delivery of the order from the U.S. to LAC. We expect to begin generating revenue from this new business segment as early as the fourth quarter of this year. We also plan to extend our private postal network to Europe from the U.S. and LAC through our distribution agreement with Deutsche Post DHL Global Mail, which gives us access to the world’s largest international mail network.

“We are currently seeking additional capital to fund our expansion initiatives and aggressive acquisition strategy. Our plans are designed to consolidate and manage the highly fragmented private postal network in LAC and continue expansion of our private postal network throughout

Europe. As we move forward, we continue to develop strategic logistic and co-marketing partnership agreements in Europe and LAC. We will also work to increase our business with existing customers by offering innovative mail distribution solutions, such as our proprietary GPS and mail tracking PosTrac technology, to augment tonnage and achieve our ultimate profitability objective,” Mr. Hernandez concluded.

Third Quarter 2008 Financial Results

SkyPostal generates revenue based on the tonnage of mail delivered, measured in kilograms, based on the distance to deliver, contract terms for committed annual tonnage or service and volume discounts.

Revenue for the three months ended September 30, 2008 increased to $2.2 million, compared with $2.1 million for the prior quarter and $1.9 million for the three months ended September 30, 2007. The year-over-year increase in revenues was largely due to an increase in tonnage of 21.5% year-over-year, partially offset by a 7.8% decrease in revenue per kilogram due to competitive pricing pressure.

Gross margin for the third quarter of 2008 was 18.9%, compared with 9.2% in the prior quarter and 22.1% in the third quarter of 2007.  The year-over-year decrease in gross margin was primarily due to an increase in the price of petroleum. The increase in gross margin on a sequential quarter basis was primarily due to price increases in the second quarter of 2008 from the Company’s largest provider of air services to Latin America.

Total operating expenses for the third quarter of 2008 were $3.4 million, compared with $3.1 million in the 2008 second quarter and $2.4 million in the third quarter of 2007. The year-over-year increase in total operating expenses primarily resulted from an increase in general administrative expenses related to increased salaries and benefits from the addition of senior management and administrative staff and increased costs associated with operating as a public company. Operating expenses included stock-based compensation charges of approximately $415,000 in the third quarter of 2008, approximately $202,000 in the second quarter of 2008 and approximately $69,000 in the third quarter of 2007.  SkyPostal expects to report quarterly charges associated with stock-based compensation at approximately the same level of its 2008 reported periods as the Company amortizes the cost of a new equity-based compensation plan for employees, directors and advisors on vesting dates over the next three years.

For the third quarter of 2008, net loss totaled approximately $1.4 million, or $0.02 per basic and diluted share based on 55.9 million weighted average shares outstanding. This compares with a net income for the second quarter of 2008 of approximately $378,000, or $0.01 per basic and diluted share based on 54.9 million weighted average shares outstanding. Net loss for the third quarter of 2007 totaled approximately $654,000, or $0.04 per basic and diluted share based on 15.7 million weighted average shares outstanding.  The year-over-year increase in total shares outstanding was related to the completion of the SkyPostal Networks’ reverse merger and private placement in April 2008.

Capitalization

From March 7, 2008 through September 29, 2008 SkyPostal sold approximately 20.7 million shares of its common stock at $0.50 per share in a private placement for gross proceeds of approximately $10.3 million. The Company used this capital to repay $0.9 million in loans from third parties and amounts owing to shareholders totaling approximately $438,000, as well as for working capital purposes. At September 30, 2008 the Company had no indebtedness.

In October, SkyPostal Networks arranged a commercial/revolving line of credit for up to $1.2 million. The Company will be able to borrow up to 80% of the value of eligible receivables.

About SkyPostal Networks, Inc.

SkyPostal is an international wholesale mail distribution company that specializes in hand delivery of commercial mail, periodicals and parcel post into the Latin America-Caribbean (LAC) region. SkyPostal is the largest private postal network in Latin America, delivering more than 60 million mail items each month through its network of local private postal operators. SkyPostal handles mail from European postal administrations, major publishers, mail consolidators, international mailers and financial institutions that require time-defined and reliable delivery of their mail, magazines and mail order parcels. For more information visit www.skypostal.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company’s actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Financial Profiles, Inc.

Brandi Floberg

(310) 277-4711

bfloberg@finprofiles.com

—Tables Follow —

SKYPOSTAL NETWORKS, INC.

(FORMERLY OMEGA UNITED, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
NET REVENUES	$2,166,539	$1,935,054	$6,698,652	$5,826,778

OPERATING EXPENSES
Cost of Delivery	1,756,364	1,507,550	5,509,069	4,470,015
General and Administrative	1,268,830	748,044	3,013,367	1,966,110
Stock Based Compensation	415,122	69,204	1,225,930	207,612
Factoring Fees	—	81,546	95,466	199,552
TOTAL OPERATING EXPENSES	3,440,316	2,406,344	9,843,832	6,843,289

OPERATING LOSS	(1,273,777)	(471,290)	(3,145,180)	(1,016,511)

OTHER EXPENSES/(INCOME)
Interest	(4,204)	176,657	376,352	392,023
Reversal of excess of value of put options over the estimated fair value of shares	—	—	(1,600,000)	—
Other	93,189	6,059	82,462	158,089
TOTAL OTHER EXPENSES/(INCOME)	88,985	182,716	(1,141,186)	550,112

NET LOSS	$(1,362,762)	$(654,006)	$(2,003,994)	$(1,566,623)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	55,909,810	15,742,519	44,035,472	15,087,253
Effect of dilutive shares	—	—	—	—
Diluted	55,909,810	15,742,519	44,035,472	15,087,253

NET LOSS PER SHARE:
Basic	$(0.02)	$(0.04)	$(0.05)	$(0.10)
Diluted	$(0.02)	$(0.04)	$(0.05)	$(0.10)

SKYPOSTAL NETWORKS, INC.

(FORMERLY OMEGA UNITED, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,003,994)	$(1,566,623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85,373	45,140
Bad debt expense	77,726	—
Stock compensation	1,219,931	207,612
Reversal of allowance for doubtful accounts	180,306	3,099
Revaluation and reduction of put option liability	(1,600,000)	—
Changes in assets and liabilities
(Increase) in accounts receivable	(866,401)	(319,689)
(Increase) in prepaids and other assets	(148,889)	(105,626)
(Increase) decrease in due from stockholders	(129,977)	46,968
(Increase) in intangible and other assets	(818,268)	(82,714)
(Decrease) in accounts payable and accrued liabilities	(2,230,905)	(2,081)
(Decrease) in customer deposits	(10,331)	(106,805)
Net cash used by operating activities	(6,245,429)	(1,880,719)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditure	(219,003)	(12,617)
Net cash used in investing activities	(219,003)	(12,617)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of capital stock	8,777,409	—
Purchase of Treasury Stock	(320,000)	—
Non-compete agreement payment	(136,500)	—
Warrants exercised	10,613	—
Due to affiliates	(438,317)	3,483
Notes payable, net	(932,355)	1,902,449
Net cash provided by financing activities	6,960,850	1,905,932
Net increase in cash and cash equivalents	496,418	12,596
Cash and cash equivalents, beginning of period	851	737
Cash and cash equivalents, end of period	$497,269	$13,333

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	260,675	215,366

Supplemental Disclosures of Non-Cash Transactions
Accrued stock compensation converted into equity	276,817	—
Trade payable converted into equity	100,000	54,890
Accrued interest from notes payable converted to equity	312,734	—
Notes payable converted into equity, net of bridge loan interest amortization	2,874,694	995,933
Warrants issued with bridge loans	188,144	—
License agreement	—	142,800
Conversion of related party note into equity	—	100,000

SKYPOSTAL NETWORKS, INC.

(FORMERLY OMEGA UNITED, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$497,269	$851
Accounts receivable, net	1,243,646	635,277
Prepaid expenses and other	256,723	107,834
TOTAL CURRENT ASSETS	1,997,638	743,962

DUE FROM STOCKHOLDER	170,664	40,687
PROPERTY AND EQUIPMENT, net	324,148	138,018
INTANGIBLES AND OTHER ASSETS	1,733,641	232,873
TOTAL ASSETS	4,226,091	1,155,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	1,072,778	3,680,500
Curent portion of amount due on non-compete agreement	231,000	—
Current portion of notes payable	—	4,022,729
Customer deposits	2,500	12,831
Current portion of due to stockholders	27,200	135,975
TOTAL CURRENT LIABILITIES	1,333,478	7,852,035
NON-COMPETE AGREEMENT, less current portion	367,500	—
DUE TO STOCKHOLDERS, less current portion	—	329,542
NOTES PAYABLE, less current portion	—	97,054
EXCESS OF VALUE OF PUT OPTIONS OVER THE ESTIMATED FAIR VALUE OF SHARES	—	1,600,000
TOTAL LIABILITIES	1,700,978	9,878,631

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	56,415	25,131
Additional paid-in capital	18,348,037	5,127,123
Accumulated deficit	(15,879,339)	(13,875,345)
TOTAL STOCKHOLDERS’ EQUITY	2,525,113	(8,723,091)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,226,091	$1,155,540

# # #